Execution Version

$1,000,000,000
CREDIT AGREEMENT

dated as of

October 6, 2011

among

ULTRA RESOURCES, INC.,
as Borrower

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

CITIBANK, N.A. and
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Co-Syndication Agents

and

COMPASS BANK,
U.S. BANK NATIONAL ASSOCIATION and
WELLS FARGO BANK, N.A.,
as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC,
as Sole Bookrunner and Sole Lead Arranger

(continued)

-ii-

(continued)

-iii-

(continued)
		Page

SECTION 9.14	Termination of Commitments Under Existing Credit Agreement	81

SECTION 9.15	USA Patriot Act	81

SCHEDULES:
Schedule 1.01 — Existing Letters of Credit
Schedule 2.01 — Commitments
Schedule 3.06 — Disclosed Matters
Schedule 6.02 — Existing Liens
Schedule 6.08 — Existing Restrictions

EXHIBITS:
Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Additional/Increased Commitment Certificate
Exhibit C – Tax Certificates

-iv-

This CREDIT AGREEMENT dated as of October 6, 2011, among ULTRA RESOURCES, INC., a Wyoming corporation, as borrower (the “Borrower”), the Lenders, JPMORGAN CHASE BANK, N.A., as administrative agent, Swingline Lender and Issuing Bank.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01             Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Additional Commitment Lenders” has the meaning assigned to such term in Section 2.22(c).

“Additional/Increased Commitment Certificate” has the meaning assigned to such term in Section 2.04.

“Additional/Increased Commitment Effective Date” has the meaning assigned to such term in Section 2.04.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders, the Swingline Lender and the Issuing Bank hereunder, together with its successors and assigns.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Payment Contract” means (a) any production payment (whether volumetric or dollar denominated) granted or sold by any Person payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith or (b) any contract whereby any Person receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) as consideration for (i) Hydrocarbons produced or to be produced from Oil and Gas Properties owned by such Person or its Affiliates, which payment is made in advance of the delivery of such Hydrocarbons (and regardless of whether such Hydrocarbons are actually produced or actual delivery is required) to or for the account of the purchaser thereof or (ii) a right or option to receive such Hydrocarbons (or a cash payment in lieu of such Hydrocarbons); provided that inclusion of customary and standard “take or pay” provisions in any gas sales or purchase contract or any other similar contract shall not, in and of itself, cause such gas sales or purchase contract to constitute an Advance Payment Contract for the purposes of this definition.  For the avoidance of doubt, a Royalty Trust Transaction shall not be deemed an Advance Payment Contract.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment Amount” means at any time the sum of all of the Lender’s Commitments.

“Agreement” means this Credit Agreement, dated as of October 6, 2011, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Consolidated Leverage Ratio as set forth in the most recent Borrower certificate delivered pursuant to Section 5.01(c):

Consolidated Leverage Ratio	Commitment Fee Rate	Eurodollar Spread	ABR Spread
< 1.25	0.250%	1.500%	0.500%
< 2.0, but > 1.25	0.300%	1.750%	0.750%
< 2.5 but > 2.0	0.350%	2.000%	1.000%
< 3.0 but > 2.5	0.400%	2.250%	1.250%
> 3.0	0.500%	2.500%	1.500%

The Applicable Rate for any date shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the fiscal quarter most recently ended for which financial statements are available and any change shall (a) become effective on the date on which the Borrower delivers to the Administrative Agent the certificate required pursuant to Section 5.01(c) for such quarter and (b) shall apply (i) in the case of ABR Loans, to ABR Loans outstanding on such delivery date or made on and after such delivery date for the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, and (ii) in the case of Eurodollar Loans, to Eurodollar Loans made, continued or converted on and after such delivery date for the period commencing on the date such Eurodollar Loans are made, continued or converted and ending on the last day of the Interest Period applicable to such Eurodollar Loans.  The Applicable Rate in effect on the Effective Date shall be determined based on the pricing level indicated above for a Consolidated Leverage Ratio of < 2.0, but > 1.25.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Approved Petroleum Engineer” means Netherland, Sewell & Associates, Inc., or any other reputable firm of independent petroleum engineers selected by the Borrower and approved by the Administrative Agent in the exercise of its reasonable discretion.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Ultra Resources, Inc., a Wyoming corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas, are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means any of the following events: (a) Ultra Petroleum shall cease to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower, (b) at any time that UP Energy Corporation, a Nevada corporation, shall own any equity interests in the Borrower, Ultra Petroleum shall cease to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of UP Energy Corporation, (c) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) but excluding any employee benefit plan or any fiduciary or administrator thereof) has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all such shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of a 35% or more of the common shares of Ultra Petroleum on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of Ultra Petroleum (whether or not such securities are then currently convertible or exercisable) or (d) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of Ultra Petroleum cease for any reason to constitute a majority of the directors of Ultra Petroleum then in office unless (i) such new directors were nominated, elected or approved by a majority of the directors of Ultra Petroleum who constituted the board of directors of Ultra Petroleum at the beginning of such period (or by directors so nominated, elected or approved) or by a nominating committee thereof consisting of directors, either who were directors at the beginning of such period or whose election or nomination was previously so approved or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 or (c) increased pursuant to Section 2.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 (including any supplemental Schedule 2.01 delivered by the Administrative Agent pursuant to Section 2.04), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial Aggregate Commitment Amount is $1,000,000,000.

“Consolidated EBITDAX” means, with respect to the Borrower and its Subsidiaries for any period based solely on the consolidated financial statements of the Borrower and its Subsidiaries delivered with the financial statements of Ultra Petroleum pursuant to clauses (a) and (b) of Section 5.01, Consolidated Net Income for such period; plus, without duplication and to the extent deducted in the calculation of Consolidated Net Income for such period, the sum of (a) Taxes imposed on or measured by income and franchise Taxes paid or accrued; (b) Consolidated Interest Expense; (c) amortization, depletion and depreciation expense; (d) any non-cash losses or charges on any Hedging Agreement resulting from the requirements of FASB ASC 815 for that period; (e) oil and gas exploration expenses (including all drilling, completion, geological and geophysical costs) for such period; (f) losses from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business) and other extraordinary or non-recurring losses; (g) workover expenses for such period; and (h) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); minus, to the extent included in the calculation of Consolidated Net Income for such period (i) any non-cash gains on any Hedging Agreements resulting from the requirements of FASB ASC 815 for that period; (j) extraordinary or non-recurring gains; (k) gains from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business) and (l) other non-cash gains increasing Consolidated Net Income for such period (excluding accruals for cash revenues in the ordinary course of business); provided, however, that Consolidated EBITDAX shall be calculated on a pro forma basis acceptable to the Administrative Agent to give effect to any acquisitions or dispositions (in a single transaction or a series of related transactions) by the Borrower or any Subsidiary of the Borrower of Oil and Gas Properties having an aggregate fair market value equal to or exceeding $75,000,000 made during the period beginning on the first day of the relevant four quarter period and through the date of calculation as if such acquisition or disposition had occurred on the first day of such four quarter calculation period.

“Consolidated Funded Indebtedness” means, as of any date and without duplication, Indebtedness of the Borrower and its Subsidiaries on a consolidated basis of the type described in clauses (a), (b), (c), (d), (e), (f), (g) or (j) of the definition of Indebtedness; provided, however, that Consolidated Funded Indebtedness shall not include Indebtedness consisting of obligations in respect of Advance Payment Contracts to the extent that such Indebtedness is non-recourse to the Borrower and its Subsidiaries.  Such Indebtedness shall be considered “non-recourse” only if the non-recourse provisions thereof are satisfactory to the Administrative Agent in its reasonable discretion.

“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period based solely on the consolidated financial statements of the Borrower and its Subsidiaries delivered with the financial statements of Ultra Petroleum pursuant to clauses (a) and (b) of Section 5.01, without duplication, the aggregate of all interest paid or accrued by the Borrower and its Subsidiaries, on a consolidated basis, in respect of Indebtedness of any such Person, on a consolidated basis, including all interest, fees and costs payable with respect to the obligations related to such Indebtedness (other than fees and related costs which may be capitalized as transaction costs in accordance with GAAP) and the interest component of Capitalized Lease Obligations, all as determined in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as of such date to (b) Consolidated EBITDAX for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, with respect to the Borrower and its Subsidiaries for any period based solely on the consolidated financial statements of the Borrower and its Subsidiaries delivered with the financial statements of Ultra Petroleum pursuant to clauses (a) and (b) of Section 5.01, the consolidated net income (or loss) of the Borrower and its Subsidiaries, as applicable, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Unrestricted Subsidiary or any other Person (other than a Subsidiary) in which the Borrower or a Subsidiary of the Borrower has an Equity Interest, or of any Royalty Trust, except, in each case, to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period and (b) the undistributed earnings of any Subsidiary of the Borrower, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or by any law applicable to such Subsidiary.

“Consolidated Total Assets” means, as of any date, the assets and properties of the Borrower and its Subsidiaries (or, for purposes of Section 5.01(d), Ultra Petroleum and its consolidated subsidiaries) as of such date, determined on a consolidated basis in accordance with GAAP; provided, however, that Consolidated Total Assets shall be determined without giving effect to non-cash charges associated with full cost ceiling test impairment or other similar test resulting in non-cash charges.

“Control” means either the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure and Swingline Exposure at such time.

“Credit Parties” means the Borrower and the Guarantors.  “Credit Party” means any of the Borrower or any Guarantor.

“Crude Oil” means all crude oil and condensate.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to Administrative Agent, the Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank, or the Swingline Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Borrower or the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Borrower or the Administrative Agent of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means (a) the following federal laws as they may be cited, referenced and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, and the Oil Pollution Act of 1990; (b) any and all environmental statutes of any state in which property of the Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other federal, state or local statute or any requirement, rule, regulation, code, ordinance or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling or release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Adjusted LIBO Rate (other than pursuant to clause (c) of the definition of Alternate Base Rate).

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Borrower under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) its net income (however denominated) by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on such date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.17(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a).

“Existing Credit Agreement” means that certain Credit Agreement dated as of April 30, 2007, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions party thereto, as amended.

“Existing Letters of Credit” means those certain letters of credit listed on Schedule 1.01 issued under the Existing Credit Agreement, together with all renewals, replacements, extensions and substitutions thereof.

“Extending Lenders” has the meaning assigned to such term in Section 2.22(b).

“Extension Effective Date” has the meaning assigned to such term in Section 2.22(b).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version) and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“GAAP” means generally accepted accounting principles in the United States of America.

“Gas Balancing Agreement” means any agreement or arrangement whereby any Credit Party, or any other party having an interest in any Hydrocarbons to be produced from Oil and Gas Properties in which any Credit Party owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor(s)” means each Parent Guarantor, and each other Person that executes and delivers a Guaranty hereunder.

“Guaranty” means each guaranty agreement of Obligations, in form and in substance satisfactory to the Administrative Agent.

“Hazardous Materials” means flammables, explosives, radioactive materials, hazardous wastes, asbestos or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum and petroleum products and associated oil or natural gas exploration, production and development wastes or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other Environmental Laws now or hereafter enacted or promulgated by any regulatory authority or governmental body, but only to the extent any such law is or becomes applicable to the Borrower or any of its property.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement.

“Hydrocarbons” means all Crude Oil and Natural Gas produced from or attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (other than Liens permitted by Section 6.02(j)), whether or not the Indebtedness secured thereby has been assumed, provided however that in the case of Indebtedness of the type described in this clause (e), the amount of such Indebtedness shall be deemed to be the lesser of (1) the amount of such Person’s liability for such Indebtedness and (2) the book value of such property, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person with respect to Advance Payment Contracts to which such Person is a party.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under any Loan Document and (b) Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person other than a subsidiary or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated September 12, 2011, relating to the Borrower and the Transactions.

“Initial Reserve Report” means that certain engineering report dated as of January 1, 2011, prepared by Netherland, Sewell & Associates, Inc., regarding certain of the Borrower’s Oil and Gas Properties.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months or such other shorter period (including periods of less than one month)) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect investment by such Person by means (including pursuant to any merger with any Person that was not a Subsidiary of such Person prior to such merger) of (a) the purchase or other acquisition of capital stock or other securities of another Person, or (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person.  “Investment” shall not include travel and similar advances to officers, directors and employees in the ordinary course of business, or extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, or debt or equity received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

“Investment Grade Status” means the status or condition of the Borrower’s senior unsecured long-term debt being rated BBB- or better by S&P, or Baa3 or better by Moody’s, unless one of the two ratings is two or more categories lower than the other and the category that is one above the lower rating is not BBB- or better or Baa3 or better.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender” means each of the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or Additional/Increased Commitment Certificate, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including any Existing Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters BBA LIBOR Rates Page 3750 (or on any successor or substitute page of such page, or any successor to or substitute for such page, providing rate quotations comparable to those currently provided on such page of such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that customary set-off provisions arising under contracts shall not constitute a Lien.

“Loan” means a Revolving Loan or a Swingline Loan.

“Loan Documents” means this Agreement, any promissory notes executed in connection herewith, the Letters of Credit (and any applications therefore and reimbursement agreements related thereto), each Borrowing Request, each Guaranty, any fee letter and any other agreements executed in connection with this Agreement.

“Material” means material and “Materially” means materially, in each case in relation to the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (i) the business, property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole or of a Parent Guarantor and its subsidiaries taken as a whole, or (ii) the ability of the Borrower or a Guarantor to perform its obligations under the Loan Documents to which it is a party.

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Credit Party is a party or by which any Oil and Gas Interests owned by any Credit Party is bound, that the Credit Parties have in the aggregate a net overproduced gas imbalance in excess of the number of cubic feet of Natural Gas that equals five percent (5%) of the aggregate Natural Gas production of the Credit Parties during the previous twelve month period.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding the Threshold Amount.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means October 6, 2016, as the same may be extended in accordance with Section 2.22.

“Maximum Commitment Amount” means $1,250,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Natural Gas” means all natural gas, distillate or sulphur, natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, coalbed methane gas, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

“Non-Extending Lender” has the meaning assigned to such term in Section 2.22(c).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means any and all obligations of every nature, contingent or otherwise, whether now existing or hereafter arising, of any Credit Party from time to time owed to the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders or any of them arising under or in connection with any Loan Document, whether for principal, interest, reimbursement of amounts drawn under any Letter of Credit, funding indemnification amounts, fees, expenses, indemnification or otherwise.

“Oil and Gas Properties” means fee, leasehold or other interests in or under mineral estates or oil, gas and other liquid or gaseous hydrocarbon leases with respect to properties situated in (or offshore of) the United States of America or Canada, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and properties, real or personal, appertaining, belonging, affixed or incidental thereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan Document).

“Other Taxes” means any and all present or future stamp, court, documentary intangible, recording, filing or similar other excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement  or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Parent Guarantor” means either of Ultra Petroleum or UP Energy Corporation, a Nevada corporation.  “Parent Guarantors” means both of them collectively.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)	Liens imposed by law for Taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable;

(b)	Liens of mechanics, materialmen, warehousemen, carriers, landlords or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

(c)	Pledges or deposits in connection with or to secure workmen’s compensation, unemployment insurance, pensions or other employee benefits;

(d)
Encumbrances consisting of covenants, zoning restrictions, rights, easements, liens, governmental environmental permitting and operation restrictions, operating restrictions under leases, the exercise by governmental bodies or third parties of eminent domain or condemnation rights, or any other restrictions on the use of real property, none of which Materially impairs the use of such property by the Borrower or its Subsidiaries in the operation of its business, and none of which is violated in any Material respect by existing or proposed operations;

(e)
Liens of operators and/or co-working interest owners under joint operating agreements or similar contractual arrangements with respect to the Borrower’s or its Subsidiaries’ proportionate share of the expense of exploration, development and operation of oil, gas and mineral leasehold or fee interests owned jointly with others, to the extent that same relate to sums not yet overdue, or if they relate to sums that are overdue, then to the extent that the same are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are set aside on its books;

(f)
The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings and with respect to which adequate reserves are set aside on its books, and so long as they do not, in the aggregate, Materially detract from the value of the property of the Borrower, or Materially impair the use thereof in the operation of its business:

(1)	Claims or liens for taxes, assessments, or charges due and payable and subject to interest or penalty;

(2)
Claims, liens, and encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3)	Claims or liens of mechanics, materialmen, warehousemen, carriers, or other like liens; and

(4)	Adverse judgments on appeal; and

(i)	Inchoate liens in respect of royalty owners;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”  means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Present Value” means, at any time, the net present value of projected future cash flows from all of the Borrower’s and its Subsidiaries’ Oil and Gas Properties located in (or offshore of) the United States of America or Canada constituting Proved Reserves based on the most recently delivered Reserve Report dated as of January 1 calculated in accordance with the methodology described in Section 2.20(b).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Redetermination” means any redetermination of the Present Value pursuant to Section 2.20.

“Redetermination Date” means, at any time that the Borrower does not have Investment Grade Status (a) with respect to any Redetermination pursuant to Section 2.20(b), the later of April 1 of each year, commencing April 1, 2012 (or such date promptly thereafter as reasonably possible based on the engineering and other information available to the Administrative Agent and the Lenders) or 45 days after the date on which the Borrower ceases to have Investment Grade Status, as applicable, and (b) with respect to any Redetermination pursuant to Section 2.20(c), the date specified by the Administrative Agent as the redetermination date applicable thereto or such other date as may be consented to by the Borrower and the Required Lenders.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, one or more Lenders having in the aggregate more than 50% of the Aggregate Commitment Amount, or, if the Commitments to make Loans and the obligation of the Issuing Bank to issue Letters of Credit have been terminated pursuant to Article VII, Lenders holding more than 50% of the aggregate unpaid principal amount of the outstanding Credit Exposure; provided that the Commitment of, and the portion of the Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders.

“Reserve Report” means the Initial Reserve Report and each engineering report delivered pursuant to Section 2.20(b).

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“Royalty Trust” means a statutory trust, business trust, limited liability company, partnership or other form of entity to which the Borrower or one or more of its Subsidiaries grants or conveys any term and/or perpetual overriding royalty interests, net profits interests or other similar interests in Oil and Gas Properties in exchange for units of beneficial interest or ownership interests in such trust or other entity, or for cash.  A Royalty Trust shall not constitute a “subsidiary” of the Borrower.

“Royalty Trust Transaction” means (a) the grant, conveyance or other disposition by the Borrower or a Subsidiary of the Borrower, to a Royalty Trust, of interests in Oil and Gas Properties as described in the definition of “Royalty Trust”, (b) the obligations of the Borrower or a Subsidiary of the Borrower to drill and develop oil and gas wells burdened by such granted or conveyed interests, and (c) the conveyances or other agreements transferring the interests to the Royalty Trust and any other agreements between the Borrower or a Subsidiary of the Borrower and such Royalty Trust or the trustee thereof, and the transactions under such agreements, providing for any one or more of the following: the operation of the oil and gas wells burdened by such interests, administrative services for the Royalty Trust, registration rights of the Borrower and Subsidiaries of the Borrower, and transactions incidental to the foregoing.

“S&P” means Standard & Poor’s.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total  Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means, at any time, the greater of $50,000,000 and 2% of Consolidated Total Assets as of such time.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

“Ultra Petroleum” means Ultra Petroleum Corp., a corporation organized under the laws of the Yukon Territory of Canada.

“Unrestricted Subsidiary” means each subsidiary of the Borrower that has been designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.10, and each subsidiary of any Unrestricted Subsidiary.

“Unused Amount” means, with respect to each Lender, such Lender’s Commitment on any date less such Lender’s Credit Exposure other than any Swingline Exposure (if any) on such date.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

SECTION 1.02             Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03            Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04             Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision  amended in accordance herewith.

SECTION 1.05             Oil and Gas Definitions.  For purposes of this Agreement, the terms “proved reserves,” “proved developed reserves,” “proved undeveloped reserves,” “proved developed nonproducing reserves” and “proved developed producing reserves,” whether or not such terms are capitalized, have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

ARTICLE II

The Credits

SECTION 2.01             Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Credit Exposure exceeding such Lender’s Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02            Loans and Borrowings.  (a)  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(a)          Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b)          At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(c)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03            Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Houston time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the aggregate amount of the requested Borrowing;

(ii)          the date of such Borrowing, which shall be a Business Day;

(iii)         whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)         in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a  Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04            Increase in Commitments.  (a)  Provided that no Default or Event of Default shall then exist, upon notice to, and with the consent of, the Administrative Agent (not to be unreasonably withheld), the Borrower may from time to time increase the Aggregate Commitment Amount by (i) requesting that one or more Lenders increase its or their respective Commitments or (ii) inviting one or more additional financial institutions to become Lenders party to the Agreement and to provide additional Commitments hereunder, provided that, in either case, the Borrower shall not exercise its rights under this Section 2.04 on more than three separate occasions and the minimum amount by which the Aggregate Commitment Amount shall be increased shall not be less than $75,000,000 (unless the excess of the Maximum Commitment Amount over the Aggregate Commitment Amount in effect immediately prior to any such increase in Commitments is less than $75,000,000, in which case the Borrower may request an increase in the amount of such excess), and further provided that the Aggregate Commitment Amount after giving effect to any such increase shall not exceed the Maximum Commitment Amount.  For the avoidance of doubt, it is agreed that the Administrative Agent may withhold its consent to the Borrower’s exercise of the foregoing right as to any particular existing Lender or additional Lender based on the amount of the requested increase in such existing Lender’s or additional Lender’s Commitment or the Administrative Agent’s assessment of the credit worthiness of such existing Lender or additional Lender.

(a)          If the Borrower has requested that all of the Lenders increase their respective Commitments pro rata, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond to such request (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).  Each Lender shall notify the Administrative Agent within the specified time period whether or not such Lender agrees to increase its respective Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase in the Aggregate Commitment Amount (based on the Aggregate Commitment Amount then in effect).  Any Lender not responding within such specified time period shall be deemed to have declined to increase its respective Commitment.  Anything herein contained to the contrary notwithstanding, no Lender shall have any obligation whatsoever to increase its respective Commitment hereunder and the Borrower shall have no obligation to request a pro rata increase in the Commitments of all Lenders or to offer to increase the Commitment of any particular Lender.  The consent of the Lenders shall not be required in order for any Lender to increase its Commitment or for one or more additional financial institutions to become Lenders party to the Agreement and to provide additional Commitments pursuant to this Section 2.04.

(b)          If the Aggregate Commitment Amount is increased in accordance with this Section 2.04, the Administrative Agent and the Borrower shall determine the effective date of such increase (the “Additional/Increased Commitment Effective Date”).  The Administrative Agent and the Borrower shall promptly notify the Lenders of the final allocation of such increase and the Additional/Increased Commitment Effective Date.  Each existing Lender that increases its Commitment and each additional Lender, if any, and the Borrower shall execute and deliver to the Administrative Agent (which the Administrative Agent shall also execute to acknowledge its acceptance thereof) a certificate substantially in the form of Exhibit B hereto (an “Additional/Increased Commitment Certificate”).  Upon receipt by the Administrative Agent of Additional/Increased Commitment Certificates from existing Lenders or additional Lenders, if any, in an amount sufficient to effectuate the increase requested by the Borrower: (1) the Aggregate Commitment Amount shall be increased, (2) the Administrative Agent shall amend and distribute to the Borrower and the Lenders a revised Schedule 2.01 adding or amending, as applicable, the Commitment(s) of any Lender executing the Additional/Increased Commitment Certificate and the increased Aggregate Commitment Amount (which shall be deemed incorporated into, and made a part of, this Agreement), (3) each additional Lender shall be deemed to be a party in all respects as of the Additional/Increased Commitment Effective Date to this Agreement and the other Loan Documents to which the Lenders are party and (4) upon the Additional/Increased Commitment Effective Date, any increasing or additional Lender party to the Additional/Increased Commitment Certificate shall purchase from each of the (other) Lenders party to the Agreement immediately prior to the Additional/Increased Commitment Effective Date a pro rata portion of all outstanding Loans (and participation interests in Letters of Credit) of each such (other) Lender such that each Lender (including any additional Lender, if any) shall hold its ratable share of all outstanding Loans (and participation interests in Letters of Credit) after giving effect to its increased or additional Commitment and the resulting increase in the Aggregate Commitment Amount, provided that the Borrower shall pay any amounts due under Section 2.16 to the extent that any such purchase gives rise to the costs indemnified thereby, and any other amounts due under Section 9.03.

(c)          As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Additional/Increased Commitment Effective Date (in sufficient copies for each Lender) signed by an officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, (ii) including a certificate of the type described in Section 5.01(c) demonstrating pro forma compliance with Section 6.09 after giving effect to such increase and (iii) certifying that, before and after giving effect to such increase, the representations and warranties contained in Article III are true and correct on and as of the Additional/Increased Commitment Effective Date and no Default or Event of Default exists.  The Borrower shall execute and deliver replacement notes if requested in accordance with Section 2.10(e) reflecting such Lender’s Commitment, which notes shall be dated as of the date of this Agreement.

(d)          This Section shall supersede any provision in Section 9.02 to the contrary.

SECTION 2.05            Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans to exceed $50,000,000 or (ii) the sum of the total Credit Exposures to exceed the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(a)          To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., Houston time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 2:00 p.m., Houston time, on the requested date of such Swingline Loan.

(b)          The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06       Letters of Credit.

(a)         General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or the account of a Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)         Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $250,000,000 and (ii) the sum of the total Credit Exposures shall not exceed the total Commitments.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.

(c)         Expiration Date.  Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that the Borrower may request in any applicable Letter of Credit application that the Issuing Bank agree, in its sole and absolute discretion, to issue a Letter of Credit that has automatic extension provisions so long as any such Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior written notice to the beneficiary thereof not later than a specified day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Once a Letter of Credit containing such automatic extension provision has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than five Business Days prior to the Maturity Date; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, (B) it has received from the Administrative Agent, any Lender or the Borrower written notice on or before the day that is seven Business Days before the specified date by which notice of non-extension is to be given that one or more of the applicable conditions specified in Section 4.02 is not then satisfied and directing the Issuing Bank not to permit such extension or (C) the expiry date of such Letter of Credit would occur after a Maturity Date applicable to a Non-Extending Lender, if the amount of such Letter of Credit together with all LC Exposure outstanding on the date of issuance of such Letter of Credit is greater than the aggregate Commitments of all Lenders who will be parties to this Agreement on the expiry date of such Letter of Credit.

(d)         Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)         Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Houston time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)          Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s (x) gross negligence or willful misconduct, or (y) failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination (PROVIDED THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE ISSUING BANK BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL).  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)         Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)         Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)          Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)          Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50.0% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of itself, the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement and the Borrower does hereby grant a security interest in favor of the Administrative Agent in and to such cash collateral as security for the Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50.0% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07       Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Houston time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)         Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08       Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)         To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)           if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)         Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09       Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)         The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Credit Exposures would exceed the Aggregate Commitment Amount.

(c)         The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10      Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the date that is ten (10) Business Days after the date such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)         Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)         The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)         The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)         Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.

SECTION 2.11       Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)         The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Houston time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., Houston time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., Houston time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12       Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily Unused Amount of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)         The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate mutually agreed between the Issuing Bank and the Borrower on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)         The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)         The Borrower shall pay to the Administrative Agent for the account of the Lenders such upfront fees as shall have been separately agreed upon in writing in the amounts so specified.

(e)         All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13       Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)         The Loans comprising each Eurodollar Borrowing shall bear interest in the case of a Eurodollar Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)         [Intentionally Omitted.]

(d)         Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)         Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g)         In the event that any financial statements delivered pursuant to this Agreement, or any certificate delivered pursuant to Section 5.01(c), is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate and/or a higher Commitment Fee Rate on Commitments for any period (an “Applicable Period”) than the Applicable Rate or Commitment Fee Rate on Commitments, as applicable, applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct certificate in the form of the certificate described in Section 5.01(c), and (ii) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate and Commitment Fee Rate on Commitments for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.18.  This Section 2.13(g) shall not limit the rights of the Administrative Agent or the other Lenders with respect to Section 2.13(d) or Article VII.

SECTION 2.14       Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)         the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)         the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15       Increased Costs.  (a)  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)           impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes, which shall be governed by Section 2.17) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)         If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)          A certificate of a Lender or the Issuing Bank setting forth, in reasonable detail showing the computation thereof, the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 20 days after receipt thereof.

(d)          Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16       Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, or (e) a reallocation of outstanding Loans among the Lenders as a result of an increase in the Aggregate Commitment Amount pursuant to Section 2.04, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth, in reasonable detail showing the computation thereof, any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 20 days after receipt thereof.

SECTION 2.17       Taxes.

(a)         Withholding Taxes; Gross-Up.  Each payment by the Borrower under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that net of such withholding (including withholding applicable to additional amounts payable under this Section) the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)         Payment of Other Taxes by the Borrower.  The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)         Evidence of Payment.  As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)         Indemnification by the Borrower.  The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.17(d) shall be paid within 10 days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient or Beneficial Owner and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)         Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent or the Borrower (as applicable) delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent or the Borrower (as applicable).  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)          Status of Lenders.  (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f).  If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)         Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)           in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)           in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)           in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)           in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit C (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)           in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)           any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)         If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)         Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything herein to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)         Issuing Bank.  For purposes of Section 2.17(e) and (f), the term “Lender” includes any Issuing Bank.

SECTION 2.18       Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Houston time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)         If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)         If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)         Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)         If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19       Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)         If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, or any Lender is a Non-Extending Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such  assignment and delegation cease to apply.

(c)         If, in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement or any other Loan Document as contemplated by Section 9.02, the consent of Lenders having Credit Exposures and unused Commitments representing more than 75.0% of the sum of the total Credit Exposures and unused Commitments at such time shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required has not been obtained, then the Borrower may elect to replace such Non-Consenting Lender as a Lender party to this Agreement in accordance with and subject to the restrictions contained in, and consents required by Section 9.04; provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20       Present Value; Redetermination.

(a)         Initial Present Value.  As of the Effective Date and until redetermined pursuant to Section 2.20(b) or 2.20(c), the Present Value shall be $4,552,000,000.

(b)         Annual Redeterminations of the Present Value.  (i) Promptly after January 1 of each calendar year (commencing January 1, 2012), and in any event on or prior to April 1 of each calendar year, or, (ii) if the Borrower has achieved Investment Grade Status and the Borrower shall thereafter cease to have Investment Grade Status, then within 45 days immediately following the date on which the Borrower ceased to have Investment Grade Status, the Borrower shall furnish to the Administrative Agent and each Lender an engineering report prepared at the sole cost and expense of Borrower by or under the supervision of the Borrower’s chief petroleum engineer and audited, with respect to Oil and Gas Properties comprising at least 80% of the Present Value, by an Approved Petroleum Engineer and otherwise in form and substance satisfactory to the Administrative Agent with respect to the Oil and Gas Properties of the Borrower or any Subsidiary comprising Proved Reserves included therein and setting forth a projection of the rate of production and net operating income with respect thereto and the individual and aggregate present value of projected future cash flows from such Proved Reserves which present value shall be determined using the Administrative Agent’s customary discount rate for the valuation of Oil and Gas Properties constituting Proved Reserves and the then-current commodity price deck (as adjusted for basis differentials and Hydrocarbon quality) of the Administrative Agent (in accordance with its customary lending practices) and taking into account any Hedging Agreements with respect to commodity prices for Hydrocarbons of the Borrower and its Subsidiaries then in effect (based on a schedule of such Hedging Agreements delivered in the discretion of the Borrower to the Administrative Agent and the Lenders and certified by a Financial Officer of the Borrower); provided, however, that 75% of the aggregate present value shall, as of the applicable January 1, be attributable to Oil and Gas Properties constituting Proved Producing Reserves, and provided further that no value shall be given to Oil and Gas Properties to the extent such properties are burdened by interests conveyed by the Borrower or any of its Subsidiaries pursuant to any Advance Payment Contracts and the obligations with respect thereto are excluded from Consolidated Funded Indebtedness.  The aggregate present value as determined in accordance with the foregoing, which shall constitute the “Present Value” for purposes of this Agreement, shall remain in effect until the Present Value is redetermined in accordance with this Agreement.

(c)         Redeterminations Following Material Dispositions and Acquisitions.  In addition to any Redetermination pursuant to Section 2.20(b):

(i)           if, at the time that Investment Grade Status is not in effect, the Borrower or one of its Subsidiaries sells, transfers or otherwise disposes of Oil and Gas Properties (including, for the avoidance of doubt, any sale, transfer or other disposition of Oil and Gas Properties to an Unrestricted Subsidiary or Royalty Trust), or sells, transfers or otherwise disposes of any Equity Interest in any Subsidiary owning Oil and Gas Properties, that are included in the then current Present Value, and the Present Value (as set forth in the most recently delivered Reserve Report or as assigned pursuant to Section 2.20(c)(ii), as applicable) of Oil and Gas Properties sold, transferred or otherwise disposed of since the later of (i) the most recent annual redetermination of the Present Value pursuant to Section 2.20(b) and (ii) the most recent adjustment of the Present Value made pursuant to this Section 2.20(c) exceeds 10% of the then-effective Present Value, then (1) the Borrower shall deliver the notice required pursuant to Section 5.01(g)(ii) of this Agreement, (2) the Present Value shall be reduced by an amount equal to the Present Value of such Oil and Gas Properties as set forth in the most recently delivered Reserve Report, or as assigned pursuant to Section 2.20(c)(ii), as applicable, and (3) the Administrative Agent shall promptly notify the Borrower and the Lenders in writing of the reduced Present Value; or

(ii)           if, at the time that Investment Grade Status is not in effect, the Borrower or one of its Subsidiaries purchases or otherwise acquires Oil and Gas Properties located in (or offshore of) the United States of America or Canada constituting Proved Reserves, then at the Borrower’s option the Present Value shall be increased by an amount agreed to by the Borrower and the Administrative Agent applying the methodology used for determining Present Value as described in Section 2.20(b), and the Administrative Agent shall promptly notify the Borrower and the Lenders in writing of the increased Present Value.

SECTION 2.21       Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the provisions of this Section 2.21 shall apply for so long as such Lender is a Defaulting Lender.

(a)         Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a).

(b)         The Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or in determining for purposes of Section 2.19(c) whether Lenders having Credit Exposures and unused Commitments representing more than 75.0% of the sum of the total Credit Exposures and unused Commitments at such time have taken or may take action, and no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement (and any amendment, waiver or consent which by is terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (i) no Defaulting Lender’s Commitment may be increased or extended without its consent, (ii) the principal amount of, or interest or fees payable on, Loans or LC Disbursements may not be reduced or excused, and the scheduled date of payment thereof may not be postponed, as to such Defaulting Lender without such Defaulting Lender’s consent and (iii) the foregoing clauses (i) and (ii) may not be changed without such Defaulting Lender’s consent.

(c)         If any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following written request by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)           if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)           if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)           if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized.

(d)         For so long as such Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), or the Swingline Lender or the Issuing Bank, as applicable, shall have entered into arrangements with the Borrower satisfactory to such Swingline Lender or Issuing Bank, to defease the Swingline Lender’s (or the Issuing Bank’s, as applicable) exposure to the Defaulting Lender’s LC Exposure and Swingline Exposure, and (ii) participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

(e)         If a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.  Such arrangements may include a requirement by the Swingline Lender or the Issuing Bank requiring reallocation among non-Defaulting Lenders of all or any part of the Swingline Exposure and LC Exposure of the Lender whose Lender Parent is subject to a Bankruptcy Event, such reallocation to be in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time.

(f)          Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.06(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.06(j); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.21(c).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21(f) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(g)         In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) on such date the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, (ii) on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, and (iii) on such date or promptly thereafter, cash collateral held by the Administrative Agent relating to such Swingline Exposure or such LC Exposure shall be returned to the Borrower.

SECTION 2.22       Extension of Maturity Date.

(a)         Not earlier than 90 days prior to, nor later than 45 days prior to any anniversary date of this Agreement, the Borrower may, upon notice to the Administrative Agent (which shall promptly notify the Lenders), request a one-year extension of the Maturity Date then in effect; provided that not more than two such extensions shall be effected.  Within 30 days of delivery to the Lenders of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion).  Any Lender not responding within the above time period shall be deemed not to have consented to such extension.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders’ responses.

(b)         The Maturity Date shall be extended only if the Required Lenders (calculated prior to giving effect to any replacements of Lenders permitted herein) (the “Extending Lenders”) have consented thereto.  If so extended, the Maturity Date, as to the Extending Lenders, shall be extended to the date which is one year after the Maturity Date then in effect, effective as of the date the Administrative Agent has received the documents required to be delivered by Section 2.22(c)(iii) (the “Extension Effective Date”).  The Administrative Agent shall promptly confirm to the Lenders such extension and the Extension Effective Date.

(c)         Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i)            on the Extension Effective Date, no Default shall have occurred and be continuing, and no Default shall occur, as a result of such extension;

(ii)            on and as of the Extension Effective Date, the representations and warranties contained in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) both before and after giving effect to the extension, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii)           the Borrower shall deliver to the Administrative Agent (A) copies of corporate resolutions certified by the secretary or assistant secretary of the Borrower, or such other evidence as may be satisfactory to the Administrative Agent, demonstrating that the Borrower’s incurrence of indebtedness hereunder with a Maturity Date as extended pursuant to this Section has been duly authorized by all necessary corporate action and (B) a certificate signed by an authorized officer dated as of the Extension Effective Date certifying that (1) before and after giving effect to such extension, the representations and warranties contained in Article III and the other Loan Documents made by it are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in subsections (a) and (b) of Section 3.04 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.01, (2) before and after giving effect to such extension no Default exists or will exist, and (3) no event has occurred since the date of the most recent audited financial statements of the Borrower delivered pursuant to Section 5.01(a) and (b) that has had, or could reasonably be expected to have, a Material Adverse Effect;

(iv)           The Borrower shall pay any Loans outstanding on the Maturity Date (prior to giving effect to any extension) as to any non-extending Lenders (the “Non-Extending Lenders”) (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Loans ratable with any revised and new Pro Rata Shares of all the Lenders effective as of the Extension Effective Date;

(v)           On the Maturity Date applicable to each Non-Extending Lender, all or any part of such Non-Extending Lenders’ Applicable Percentage of LC Exposure and Swingline Exposure shall be reallocated among the Extending Lenders and any new Lenders that become Lenders pursuant to Section 2.22(d) (“Additional Commitment Lenders”) in accordance with their respective Applicable Percentage (calculated without regard to the Non-Extending Lenders’ Commitments) but only to the extent that such reallocation does not cause, with respect to any Extending Lender or Additional Commitment Lender, the aggregate outstanding amount of the Revolving Loans of such Lender, plus such Lender’s Applicable Percentage of the LC Exposure and Swingline Exposure, to exceed such Lender’s Commitments as in effect at such time; and

(vi)           If the reallocation described in the preceding clause (v) cannot, or can only partially, be effected, the Borrower shall Cash Collateralize the LC Exposure to the extent that, after giving effect to the reallocation pursuant to the preceding clause (v) and the payment required by the preceding clause (iv), the total Credit Exposure exceeds the Commitments of the Extending Lenders and the Additional Commitment Lenders.  The amount of Cash Collateral provided by the Borrower pursuant to this clause (vi) shall reduce the Non-Extending Lenders’ Applicable Percentage of the LC Exposure (after giving effect to any partial reallocation pursuant to the preceding clause (v)) on a pro rata basis; and each Non-Extending Lender’s Commitment to make Loans, purchase participations in Swingline Loans, and purchase participations in Letters of Credit with respect to Letters of Credit issued after such Maturity Date shall terminate.

(d)         The Borrower shall have the right to replace each Non-Extending Lender in accordance with Section 2.19(c).

(e)         This Section shall supersede any provisions in Section 2.10(a) or 9.02(b) to the contrary.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01       Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02       Authorization; Enforceability.  The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03       Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower, any Subsidiary of the Borrower or any Unrestricted Subsidiaries of the Borrower or its respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 3.04           Financial Condition; No Material Adverse Change.  (a) The Borrower or the Parent Guarantors have heretofore furnished to the Lenders (i) the audited consolidated balance sheet and statements of income, stockholders equity and cash flows of Ultra Petroleum and its consolidated subsidiaries as of and for the fiscal year ended December 31, 2010, reported on by Ernst & Young, LLP, independent public accountants, and (ii) the consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of the end of and for the fiscal quarter ended June 30, 2011, and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of the corresponding period of) the previous fiscal year, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Ultra Petroleum and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject, in the case of the financial statements in clause (ii), to normal year-end audit adjustments and the absence of footnotes.

(b)           Since December 31, 2010, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05           Properties.  (a)  Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all the real and personal property other than its Oil and Gas Properties material to its business free and clear of all Liens, except for (i) as permitted pursuant to Section 6.02 and (ii) defects in title that would not reasonably be expected to have a Material Adverse Effect.

(b)            Except for matters that would not reasonably be expected to have a Material Adverse Effect, (i) the Borrower or one or more of its Subsidiaries has good and defensible title to all Oil and Gas Properties described in the most recent Reserve Report provided to the Administrative Agent, free and clear of all Liens except Liens permitted pursuant to Section 6.02, (ii) all such Oil and Gas Properties are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid, and (iii) without regard to any consent or non-consent provisions of any joint operating agreement covering any proved Oil and Gas Properties of the Borrower or its Subsidiaries, the Borrower’s or such Subsidiaries’ share of (a) the costs for each proved Oil and Gas Properties described in the Reserve Report is not materially greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms (except in such cases where there is a corresponding increase in the net revenue interest), and (b) production from, allocated to, or attributed to each such proved Oil and Gas Properties is not materially less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms.  Each well drilled in respect of Proved Producing Reserves described in the Reserve Report (1) is capable of, and is presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked-over or enhanced, and the Borrower or one or more of its Subsidiaries is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (2) has been drilled, bottomed, completed, and operated in compliance with all applicable laws, in the case of clauses (1) and (2), except where any failure to satisfy clause (1) or to comply with clause (2) would not have a Material Adverse Effect, and no such well that is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production that could reasonably be expected to have a Material Adverse Effect.

(c)           Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06           Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

(b)           Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

(c)           Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07           Compliance with Laws and Agreements.  Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08           Investment Company Status.  None of the Borrower, any Subsidiary of the Borrower or any Unrestricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09           Taxes.  Each of the Borrower, its Subsidiaries and each Unrestricted Subsidiary of the Borrower that is part of the Borrower’s consolidated U.S. federal tax group has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower, such Subsidiary or such Unrestricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10           ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than the Threshold Amount the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than the Threshold Amount the fair market value of the assets of all such underfunded Plans.

SECTION 3.11           Disclosure.  The Information Memorandum and the reports, financial statements, certificates and other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or otherwise delivered hereunder (as modified or supplemented by other information so furnished), taken as whole, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and the other projections and forward-looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  For purposes of this Section 3.11, information contained in a Form 10-K, 10-Q, 8-K, proxy statement or other document filed by the Borrower or a Guarantor with the Securities and Exchange Commission shall be deemed furnished to the Lenders.

SECTION 3.12           Labor Matters.  There are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect.  The hours worked by and payments made to employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters to the extent that such violation could reasonably be expected to have a Material Adverse Effect.

SECTION 3.13           Subsidiaries.  The Borrower does not have any Subsidiaries as of the Effective Date.

SECTION 3.14          Margin Stock.  Neither the Borrower nor any Subsidiary of the Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulation T, U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulation T, U or X.

SECTION 3.15           Advance Payment Contracts.  Except as disclosed in writing to the Administrative Agent, the Issuing Bank and the Lenders, neither the Borrower nor any Subsidiary is obligated in any Material respect by virtue of any Advance Payment Contract.

ARTICLE IV

Conditions

SECTION 4.01           Effective Date.  The obligations of the Lenders to make Loans, the Issuing Bank to issue Letters of Credit and the Swingline Lender to make Swingline Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received (i) from each party hereto, either a counterpart of this Agreement signed on behalf of such party (or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement) and (ii) from each Parent Guarantor, a Guaranty duly executed by such Parent Guarantor.

(b)           The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders and dated the Effective Date) of Haynes and Boone, LLP, special New York counsel for the Borrower and the Guarantors, and Thomas S. Throne, special Wyoming counsel for the Borrower, covering such matters relating to the Borrower or the Guarantors (as applicable), this Agreement or the Transactions as the Administrative Agent, the Issuing Bank or Required Lenders shall reasonably request.  The Borrower and the Guarantors hereby request each such counsel to deliver such opinion.

(c)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and each Parent Guarantor, the authorization of the Transactions and any other legal matters relating to the Borrower and each Parent Guarantor, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)           The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f)            The Administrative Agent shall have received satisfactory evidence that contemporaneous with the funding of the initial Borrowing on the Effective Date, all obligations outstanding under the Borrower’s Existing Credit Agreement (other than Existing Letters of Credit) shall have been repaid in full, all commitments thereunder shall have been terminated.

(g)           The Administrative Agent, the Issuing Bank and each Lender shall have received the Initial Reserve Report.

(h)           The Administrative Agent, the Issuing Bank and the Lenders shall have received the financial statements of Ultra Petroleum described in Section 3.04 and a certificate demonstrating compliance by the Borrower and its Subsidiaries with the financial ratios set forth in Section 6.09 for the fiscal quarter ending as of June 30, 2011, as if such financial ratios applied to such fiscal quarter.

(i)            The Administrative Agent, the Issuing Bank and the Lenders shall have received such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Issuing Bank or the Required Lenders may reasonably require.

Without limiting the generality of the provisions of Article IX, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by, or acceptable or satisfactory to, a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.  The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., Houston time, on October 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02           Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a continuation of an existing Borrowing or a conversion of a Eurodollar Borrowing into an ABR Revolving Borrowing), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of (i) the Borrower set forth in this Agreement (excluding, at all times that Investment Grade Status is in effect, the representation and warranty set forth in Section 3.04(b)) and (ii) each Credit Party set forth in the Loan Documents to which such Credit Party is a party, shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Administrative Agent, the Issuing Bank and the Lenders that:

SECTION 5.01            Financial Statements; Ratings Change and Other Information.  The Borrower will furnish to the Administrative Agent for delivery to each Lender:

(a)           within 15 days following the date on which Ultra Petroleum submits or files with the Securities and Exchange Commission, but in any event not later than 90 days after the end of each fiscal year of Ultra Petroleum, (i) Ultra Petroleum’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, such consolidated statements to be reported on by Ernst & Young, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Ultra Petroleum and its consolidated subsidiaries on a consolidated basis in accordance with GAAP and (ii) the Borrower’s unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, certified by one of Borrower’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           within 15 days following the date on which Ultra Petroleum submits or files with the Securities and Exchange Commission, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of Ultra Petroleum, (i) Ultra Petroleum’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of Ultra Petroleum’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Ultra Petroleum and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) the Borrower’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, certified by one of the Borrower’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in form and substance reasonably acceptable to the Administrative Agent (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09, and (iii) stating whether the Borrower or any of its Subsidiaries has any Material Gas Imbalances;

(d)           if, as of the date of any financial statements delivered pursuant to Sections 5.01(a) or 5.01(b), the Consolidated Total Assets of the Borrower and its Subsidiaries account for less than 90% of the Consolidated Total Assets of Ultra Petroleum and its consolidated subsidiaries, then the Borrower will deliver concurrently with the delivery of such financial statements consolidating financial statements for the Borrower and its Subsidiaries for the period and date covered by such financial statements;

(e)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Ultra Petroleum or any subsidiary of Ultra Petroleum with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Ultra Petroleum or any of its subsidiaries to Ultra Petroleum’s shareholders generally, as the case may be;

(f)            promptly after Moody’s or S&P shall have announced a change in the rating established for the Index Debt, written notice of such rating change;

(g)           at any time Investment Grade Status is not in effect (including if the Borrower has achieved Investment Grade Status, but subsequently loses Investment Grade Status),

(i)           on or before the later of (x) April 1 of each year, commencing April 1, 2012 (or such date promptly thereafter as reasonably possible based on the engineering and other information available to the Administrative Agent and the Lenders) or (y) 45 days after the date on which the Borrower ceases to have Investment Grade Status, as applicable, in each case, with respect to each Reserve Report prepared as of January 1 in connection with a Redetermination pursuant to Section 2.20(b), the Reserve Reports required pursuant to such Section 2.20(b); and

(ii)           not later than five (5) days after the date of any sale, transfer or other disposition of Oil and Gas Properties that are included in the calculation of Present Value, when aggregated with all other sales, transfers or other dispositions of Oil and Gas Properties since the most recent Redetermination of the Present Value, have a present value (calculated using the methodology used to determine the Present Value) in excess of 10% of the then-current Present Value, written notice of such sale, transfer or other disposition; and

(h)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, any Subsidiary or any Unrestricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered by the Borrower pursuant to this Section 5.01 may be delivered by the Borrower electronically and shall be deemed to have been so delivered on the date (i) on which the Borrower or Ultra Petroleum Corp. posts such documents or provides a link thereto on its website, or files such documents with the Securities and Exchange Commission, or (ii) on which such documents are posted on the Borrower’s or Parent’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial third-party website or whether sponsored by the Administrative Agent), provided that in the case of documents posted or filed as provided in clause (i) or clause (ii), the Borrower shall notify the Administrative Agent of such posting or the filing (which notice may be email).

SECTION 5.02           Notices of Material Events.  The Borrower will furnish to the Administrative Agent prompt written notice of the following:
(a)          the occurrence of any Default;

(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding the Threshold Amount; and

(d)          any other development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03           Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or (ii) any termination or failure to preserve, renew or keep in full force and effect (x) the legal existence of any Subsidiary or (y) any rights, license, permit, privilege or franchise of the Borrower or any Subsidiary, if such termination or failure would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04           Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries and all Unrestricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower, such Subsidiary or such Unrestricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05           Maintenance of Non Oil and Gas Properties.  The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property other than Oil and Gas Properties material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06           Maintenance and Operation of Oil and Gas Properties.  The Borrower shall, and shall cause its Subsidiaries to, maintain and operate its Oil and Gas Properties described in the most recent Reserve Report in a good and workmanlike manner, and in compliance with the Material terms and provisions of oil and gas leases relating thereto, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not restrict the Borrower or its Subsidiaries from making Dispositions otherwise permitted by this Agreement.

SECTION 5.07          Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations provided that the Borrower and its Subsidiaries may self-insure to the extent and in a manner customary for companies engaged in the same or similar business of similar size and financial condition.

SECTION 5.08          Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, the Issuing Bank or any Lender, upon reasonable prior notice, to visit and inspect during normal business hours its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, and, at any time during the existence of a Default, at the sole cost and expense of the Borrower.

SECTION 5.09           Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including all Environmental Laws), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10           Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used to repay Indebtedness outstanding under the Existing Credit Agreement and for working capital, capital expenditures and other general corporate purposes (including the acquisition of Oil and Gas Properties).  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Letters of Credit will be issued to support general corporate purposes of the Borrower and its Subsidiaries.

SECTION 5.11          Guarantors.  In the event any Subsidiary of the Borrower created or acquired after the Effective Date Guarantees any Material Indebtedness of the Borrower or any other Subsidiary, the Borrower will promptly (but in any event, within 30 days following request by the Administrative Agent) take all action necessary to cause such Subsidiary (a) to execute and deliver to the Administrative Agent a Guaranty, (b) to take all such action and execute and deliver, or cause to be executed and delivered, to the Administrative Agent all such documents, instruments, agreements, opinions and certificates similar to those described in Section 4.01(c) as the Administrative Agent may reasonably request.  With respect to each such Subsidiary that becomes a Guarantor, the Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person the date on which such Person became a Guarantor and such other information as the Administrative Agent may reasonably request.

SECTION 5.12           Business of Unrestricted Subsidiaries.  The Borrower will cause the business and affairs of each of Borrower and its Subsidiaries to be conducted in such a manner (including by keeping separate books of account for Unrestricted Subsidiaries, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by properly titling the assets of Unrestricted Subsidiaries in the name of such Unrestricted Subsidiaries) so that each Unrestricted Subsidiary will be treated as an entity separate and distinct from Borrower and its Subsidiaries.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Administrative Agent, the Issuing Bank and the Lenders that:

SECTION 6.01           Indebtedness.  (a) The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness unless both before and after giving effect to the incurrence or issuance of any such Indebtedness, and as of any date thereafter that the Borrower or such Subsidiary permits such Indebtedness to exist, the Borrower shall continue to be in compliance with the financial covenants set forth in Section 6.09(a) and, if Investment Grade Status is not in effect, Section 6.09(b), on a pro forma basis calculated to include:

(i)          all Consolidated Funded Indebtedness outstanding on such date, and

(ii)         for purposes of calculating the Consolidated Leverage Ratio as of such date, “Consolidated EBITDAX for the period of four fiscal quarters most recently ended” as used in clause (b) of the definition of “Consolidated Leverage Ratio” shall mean Consolidated EBITDAX for the period of the four fiscal quarters most recently ended, further adjusted to give effect to the adjustments to Consolidated EBITDAX (as described in the proviso to the definition thereof) in respect of any acquisitions of Oil and Gas Properties (or any interest therein) or any dispositions of Oil and Gas Properties (or any interest therein) having an aggregate fair market value (whether in a single transaction or a series of related transactions) equal to or exceeding $75,000,000, in each case made during the period beginning on the first day of the four fiscal quarter period most recently ended and through such date, as if such acquisition or disposition had occurred on the first day of such four fiscal quarter calculation period, provided that the foregoing clause (a) shall not apply to Indebtedness of the Borrower or a Subsidiary owed to a Credit Party or to a Subsidiary.

(b)          Without limiting the provisions of clause (a) of this Section 6.01, the Borrower shall not permit its Subsidiaries to create, incur, assume or permit to exist any Indebtedness other than, without duplication,

(i)           Indebtedness owed to a Credit Party or to a Subsidiary;

(ii)          Guarantee by any Subsidiary of the Obligations;

(iii)         Guarantees by any Subsidiary of Indebtedness of the Borrower to the extent that the Indebtedness of the Borrower is otherwise permitted under this Agreement and subject to the requirements of Section 5.11 of this Agreement;

(iv)         Indebtedness of any Subsidiary in respect of any Advance Payment Contract otherwise permitted under this Agreement;

(v)          Indebtedness of any Subsidiary in respect of bonds and letters of credit issued for the account of such Subsidiary with respect to such Subsidiary’s normal business operations;

(vi)         Indebtedness of a Person that becomes, by acquisition or merger, a Subsidiary which Indebtedness existed prior to the time of such acquisition or merger and was not incurred or created in contemplation of such acquisition or merger; and

(vii)        other Indebtedness of the Borrower’s Subsidiaries that, in the aggregate, does not exceed the Threshold Amount at any time outstanding.

SECTION 6.02           Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Permitted Encumbrances;

(b)           any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(c)           any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)           Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, (iv) the aggregate outstanding principal amount of all Indebtedness that is secured by Liens granted in reliance on this clause (d) shall not exceed $400,000,000 at any time outstanding, and (v) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e)           Liens securing surety or other bonds required in the normal course of business;

(f)            Liens on cash deposits securing obligations under Hedging Agreements, provided that the amount of such cash deposits shall not exceed $100,000,000.00 in the aggregate at any time;

(g)           Liens securing payment and performance of the Obligations;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under clause (k) of Article VII;

(i)            Liens on the Oil and Gas Properties burdened by Advance Payment Contracts permitted under this Agreement, or by Royalty Trust Transactions, in each case to secure performance obligations in connection therewith;

(j)            Liens on Equity Interests of Unrestricted Subsidiaries and other entities (other than Subsidiaries) to secure Indebtedness or other obligations of such Unrestricted Subsidiaries or other entities to the extent that there is no recourse to the Borrower or any Subsidiary for payment of such Indebtedness or other obligations (other than recourse to such Equity Interests and proceeds thereof);

(k)           Liens on Oil and Gas Properties that do not have Proved reserves attributable thereto, provided that the assets encumbered by such Liens shall have an aggregate fair market value at the time of incurrence of such Indebtedness not substantially in excess of the Indebtedness secured thereby; and

(l)            Liens not otherwise permitted by paragraphs (a) through (k) of this Section 6.02, provided that the outstanding principal balance of the Indebtedness secured by such Liens shall not at any time exceed $50,000,000.

SECTION 6.03            Fundamental Changes.  (a)(i) The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation and no Change in Control results, and (ii) the Borrower will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (whether now owned or hereafter acquired), except that any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary.

(b)           The Borrower will not, and will not permit any of its Subsidiaries to, materially alter their primary business from the exploration, acquisition, production and development of oil, natural gas and other liquid and gaseous Hydrocarbons and the gathering, processing, transmission, storing and marketing of Hydrocarbons and activities related or ancillary thereto.

SECTION 6.04           [Intentionally Omitted].

SECTION 6.05           Hedging Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has or may have exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, and (c) other Hedging Agreements permitted under the risk management policies approved by the Borrower’s Board of Directors from time to time and not subjecting the Borrower and its Subsidiaries to Material speculative risks.

SECTION 6.06           [Intentionally Omitted].

SECTION 6.07          Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, whether or not in the ordinary course of business, except (a) on terms and conditions not less favorable to the Borrower or such Subsidiary than would be obtained on an arm’s-length basis from a Person not an Affiliate, (b) transactions between or among the Borrower, its Subsidiaries and other Credit Parties, and (c) any Investment permitted by Section 6.10; provided, that the foregoing provisions of this Section 6.07 shall not prohibit,

(i)           the Borrower or any Subsidiary from engaging in a sale, lease or other transfer of property or assets to, or purchase, lease or other acquisition of any property or assets from, or other transaction with an Affiliate if such sale, lease, purchase, transfer or other transaction has been approved by the Borrower’s Board of Directors,

(ii)          any agreements with respect to employee matters,

(iii)         the Borrower or any Subsidiary from engaging in any sale, lease or other transfer of property or assets to, or purchase, lease or other acquisition of any property or assets from, or other transaction with an Affiliate related to the  gathering, transporting, treating, marketing, processing and/or other services in connection with the sale of oil or gas by the Borrower or any Subsidiary or by such Affiliate for or on behalf of the Borrower or any Subsidiary,

(iv)         any direct or indirect transfer of Equity Interests to the Borrower or any of its Subsidiaries in one or a series of transactions, and

(v)          any Royalty Trust Transaction.

SECTION 6.08           Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other consensual arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, (b) the ability of any Subsidiary to pay dividends or other distributions to the Borrower or another Subsidiary with respect to any shares of its capital stock or to make loans to or repay loans or advances owed to the Borrower or (c) the ability of any Subsidiary of the Borrower to Guarantee the Obligations; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of Equity Interests in or assets of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary whose Equity Interest or assets are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions imposed by any agreement relating to unsecured Indebtedness permitted by this Agreement that provide for the imposition of equal and ratable Liens to secure such Indebtedness if Liens are granted to secure the Obligations, (vi) clause (c) of the foregoing shall not apply to provisions imposed by any agreement relating to Indebtedness, permitted by this Agreement, that require a Subsidiary to guarantee such Indebtedness if such Subsidiary guarantees the Obligations, and (vii) the foregoing shall not apply to restrictions or conditions contained in, or existing by reason of, any agreement

(A)           relating to property existing at the time of the acquisition thereof, so long as the restriction or condition relates only to the property so acquired, or relating to any Subsidiary of the Borrower at the time such Subsidiary was acquired by the Borrower or a Subsidiary of the Borrower and not created in contemplation thereof,

(B)           constituting customary provisions restricting subletting or assignment of any leases of the Borrower or any Subsidiary of the Borrower or provisions in agreements that restrict the assignment of such agreement or any rights thereunder,

(C)           constituting any restriction or condition with respect to property under an agreement that has been entered into for the disposition of such property, provided that such disposition is otherwise permitted hereunder, or

(D)           any restriction contained in a contractual obligation relating to property, an interest in which has been granted or conveyed to a Royalty Trust.

SECTION 6.09           Financial Condition.

(a)           Consolidated Leverage Ratio.  The Borrower will not permit the Consolidated Leverage Ratio, determined as of the end of any fiscal quarter for which financial statements required under Section 5.01(a) or (b), as applicable, are available (commencing with the fiscal quarter ending September 30, 2011), to be greater than 3.50 to 1.00.

(b)           Present Value to Funded Indebtedness Ratio.  At any time that Investment Grade Status is not in effect, the Borrower will not permit at any time the ratio, as of any date of determination, of (i) the Present Value (as most recently redetermined) to (ii) Consolidated Funded Indebtedness as of the end of any fiscal quarter for which financial statements required under Section 5.01(a) or (b), as applicable, are available (commencing with the fiscal quarter ending September 30, 2011), to be less than 1.50 to 1.00.

SECTION 6.10           Designation of Unrestricted Subsidiaries; Investments in Unrestricted Subsidiaries.

(a)           Subject to compliance with the provisions of this Section 6.10, the Borrower may designate any subsidiary as an Unrestricted Subsidiary by delivery of a certificate of a Financial Officer of the Borrower to the Administrative Agent, which certificate shall name each subsidiary being designated as an Unrestricted Subsidiary, state the effective date of such designation, which shall be not earlier than the date of delivery of such certificate, and certify that all of the conditions set forth in this Section 6.10 have been satisfied.

(b)           The Borrower and its Subsidiaries may make Investments in any Unrestricted Subsidiary provided that (i) at the time such Investment is made, the amount of such Investment, when added to the aggregate amount previously Invested in Unrestricted Subsidiaries during the term of this Agreement by the Borrower and its Subsidiaries, shall not exceed 5% of Consolidated Total Assets determined immediately prior to such Investment.  For purposes of this Section 6.10(b), (x) the amount of an Investment being made on a date shall be the amount of cash, or in the case of a contribution or conveyance of assets or property on such date, the book value of such assets or property on such date, and (y) the amount of Investments made before such date shall be the amount of cash, or in the case of contribution or conveyance of assets of property on such previous date, the book value of such assets or property on such previous date; (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Investment; and (iii)  each of the conditions set forth in Section 6.10(c) shall be satisfied with respect to such Unrestricted Subsidiary and all of its subsidiaries.

(c)          The following conditions shall apply to each Unrestricted Subsidiary and its subsidiaries:

(i)           neither the Borrower nor any of its Subsidiaries provides any Guarantee of, or any credit support for, any Indebtedness or other obligation (contingent or otherwise) of such Unrestricted Subsidiary (or any of its subsidiaries), or otherwise is liable for any Indebtedness or other obligation (contingent or otherwise) of such Unrestricted Subsidiary (or any of its subsidiaries),

(ii)          neither the Borrower nor any of its Subsidiaries has any obligation to maintain or preserve the financial condition of such Unrestricted Subsidiary (or any of its subsidiaries) or to cause any such Unrestricted Subsidiary (or any of its subsidiaries) to achieve any specified level of operating results,

(iii)         there are no Liens on any property of the Borrower or any Subsidiary securing, any Indebtedness or other obligation (contingent or otherwise), of such Unrestricted Subsidiary (or any of its subsidiaries), and

(iv)         such Unrestricted Subsidiary (nor any subsidiary thereof) may not own any Equity Interests in the Borrower or any Subsidiary;

provided, however, that the Borrower and its Subsidiaries may (x) grant Liens on Equity Interests of Unrestricted Subsidiaries to secure Indebtedness or other obligations of such Unrestricted Subsidiaries to the extent that there is no recourse to the Borrower or any Subsidiary for payment of such Indebtedness or other obligations (other than recourse to such Equity Interests and proceeds thereof), and (y) have equity contribution obligations to the extent the equity contributed is permitted under Section 6.10 at the time of the entry into the equity contribution agreement and at the time of the making of each equity contribution.

(d)           If at any time any Unrestricted Subsidiary fails to meet any of the requirements set forth in Section 6.10(c), then (i) it and each of its subsidiaries shall thereafter cease to be Unrestricted Subsidiaries and it and each of its subsidiaries shall be Subsidiaries, and (ii) the Borrower shall promptly so notify the Administrative Agent.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or in any Loan Document furnished pursuant to or in connection with this Agreement or any amendment or modification thereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.10 or in Article VI;

(e)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)            the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable notice and cure period);

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)            an ERISA Event has resulted in liability of any Credit Party under Title IV of ERISA to the Plan, the Multiemployer Plan, or the PBGC in an aggregate amount in excess of the Threshold Amount and such amount is not paid when due;

(m)          a Change in Control shall occur; or

(n)           this Agreement or any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, or with the consent of the Administrative Agent, the Issuing Bank or the Required Lenders, as applicable, or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any provision of this Agreement or any Loan Document; or any Credit Party denies that it has any or further liability or obligation under this Agreement or any Loan Document, or purports to revoke, terminate or rescind this Agreement or any Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent (or Issuing Bank) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent (or Issuing Bank) hereunder, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent (or Issuing Bank) hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

None of the Co-Syndication Agents, Co-Documentation Agents, Managing Agents, Sole Bookrunner or Sole Lead Arranger identified on the cover page of this Agreement shall have any right, power, obligation, liability, responsibility or duty under this Agreement in any such capacity.  Without limiting the foregoing, none of the Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Person so identified (whether or not any such Person is also a Lender hereunder) in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01           Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)           if to the Borrower, to it at 400 North Sam Houston Parkway East, Suite 1200, Houston TX 77060, Attention of Marshall D. Smith (Telecopy No. (281) 876-2831), with a copy to Mr. Garrett Smith, Senior Attorney and Corporate Secretary, Ultra Petroleum Corp., 400 North Sam Houston Parkway East, Suite 1200, Houston TX 77060 (Telecopy No. (281) 876-2831);

(ii)          if to the Administrative Agent or the Issuing Bank, to JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, Illinois  60603-2003, Attention of Nanette Wilson (Facsimile No. 888-292-9533, Telephone: 312-385-7084), email: jpm.agency.servicing.4@jpmchase.com, with a copy to JPMorgan Chase Bank, N.A., 712 Main Street, Mailcode: TX2-SO38, 8th Floor South, Houston, Texas 77002, Attention of Ronald Dierker (Telecopy No. 713-216-7770), email: ronald.dierker@jpmorgan.com; and

(iii)         if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders, the Issuing Bank and the Administrative Agent hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02           Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or change Section 2.21(b), without the written consent of each Lender, or (vi) release any Guarantor from its Guaranty (except, in the case of any subsidiary of the Borrower, if such Guarantor is no longer a Subsidiary of the Borrower in compliance with this Agreement); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent or the Issuing Bank or the Swingline Lender, as the case may be.

SECTION 9.03          Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted (x) from the gross negligence or wilful misconduct of such Indemnitee or (y) from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s (or its Related Party’s) obligations hereunder or under any other Loan Document (PROVIDED THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE INDEMNITEES BE INDEMNIFIED IN THE CASE OF THEIR OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL).  This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor.

SECTION 9.04           Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)             (i)         Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)           the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, a Federal Reserve Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment or to any Affiliate of such Lender; and

(C)           the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment or to any Affiliate of such Lender;

provided, however, that no Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to the Borrower or any Affiliate of the Borrower or any natural person (or any company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof), in each case, without the consent of all of the Lenders.

(ii)          Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Lender’s Commitment and such Lender’s Loans under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)           The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(b)             (i)          Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than the Borrower or any Affiliate of the Borrower or any natural person (or any company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17 (f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c)             Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05          Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06          Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07          Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09          GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.  (a)  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)             THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)             THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)             EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 9.10          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11          Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12           Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13          Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.  For the avoidance of doubt, in no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)) apply to this Agreement or to any Loan, nor shall this Agreement or any Loan be governed by or be subject to the provisions of such Chapter 346 in any manner whatsoever.

SECTION 9.14          Termination of Commitments Under Existing Credit Agreement.  The commitments of the lenders under the Existing Credit Agreement, shall terminate on the Effective Date.  Execution of this Agreement by a Lender who is also a lender under the Existing Credit Agreement shall constitute a waiver by such Lender of the notice provisions in Sections 2.09(b) and 2.11(b) of the Existing Credit Agreement.

SECTION 9.15          USA Patriot Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ULTRA RESOURCES, INC., as Borrower

By	/s/ Marshall D. Smith
Name:	Marshall D. Smith
Title:	Senior Vice President
and Chief Financial Officer

S - 1

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank, Swingline Lender and a Lender

By	/s/ Michael Kamauf
Name:	Michael Kamauf
Title:	Authorized Officer

S - 2

SCHEDULE 1.01

  EXISTING LETTERS OF CREDIT

Letter of Credit No.	Stated Amount	Beneficiary	Issue Date	Expiry

CPCS-635891-0009	$3,600.00	Galeton Borough	Nov. 19, 2004	Nov. 18, 2011
CPCS-635892-0009	$37,350.00	Gaines Township	Nov. 19, 2004	Nov. 18, 2011

(continued)
Page

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment	Percentage
JPMorgan Chase Bank, N.A.	$120,000,000	12.00000000%
Citibank, N.A.	$100,000,000	10.00000000%
Deutsche Bank Trust Company Americas	$100,000,000	10.00000000%
Compass Bank	$100,000,000	10.00000000%
U.S. Bank National Association	$100,000,000	10.00000000%
Wells Fargo Bank, N.A.	$100,000,000	10.00000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$65,000,000	6.50000000%
Branch Banking & Trust	$65,000,000	6.50000000%
CIBC Inc.	$65,000,000	6.50000000%
Royal Bank of Canada	$65,000,000	6.50000000%
The Frost National Bank	$40,000,000	4.00000000%
Goldman Sachs Bank USA	$40,000,000	4.00000000%
Sumitomo Mitsui Banking Corporation	$40,000,000	4.00000000%
TOTAL:	$1,000,000,000	100.00000000%

1-